CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post Effective Amendment to the Registration Statement No. 333-147567 on Form S-1/A of our report dated April 15, 2009 (July 21, 2009 as to the effects of the restatement discussed in Note 23) relating to the consolidated financial statements of Manas Petroleum Corporation (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the preparation of the consolidated financial statements assuming that Manas Petroleum Corporation will continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Registration Statement.

Deloitte AG

/s/ Roland Müller	/s/ Cameron Walls
Roland Müller	Cameron Walls

Zurich, Switzerland
April 1, 2010